UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    November 22, 2013 (November 22, 2013)

CLARCOR INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11024	36-0922490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

840 Crescent Centre Drive, Suite 600, Franklin, TN	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 615-771-3100

No Change

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 22, 2013, CLARCOR Inc. (the “Company”) entered into an amendment (the “Amendment”) to its existing Credit Agreement, dated as of April 5, 2012, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer (the “Credit Agreement”).

The Amendment provides for the making of term loans aggregating $100.0 million (the “Term Loans”). The proceeds of the Term Loans were advanced on November 22, 2013, and the Term Loans mature on April 5, 2017. The Company will use the net proceeds of the Term Loans to fund a portion of the purchase price payable in connection with its previously announced acquisition of the Air Filtration business of General Electric Company’s Power and Water division (the “Acquisition”) and/or for other corporate purposes. The closing of the Acquisition is expected to occur in the fourth quarter of 2013 and is subject to certain closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

At the Company’s election, the Term Loans bear interest at either (1) a rate per annum equal to the highest of the Administrative Agent’s prime rate or 0.5% in excess of the Federal Funds Effective Rate or 1.0% in excess of one-month LIBOR, or (2) the one-, two-, three-, or six-month (or, with the consent of all the lenders, any other period less than twelve months) per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company’s leverage ratio and varies from 0.75% to 1.30%. Principal is payable in full at maturity on April 5, 2017, and there are no scheduled principal payments prior to maturity.

The Term Loans are unsecured, but are guaranteed substantially by all of the Company’s material domestic subsidiaries.

If an event of default shall occur and be continuing under the Credit Agreement, the entire principal amount outstanding under the Term Loans, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain of the lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing summary of the Amendment contained in this Current Report on Form 8-K does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information under Item 1.01 above is incorporated by reference hereunder.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Amendment No. 1 to Credit Agreement and Amendment No. 1 to Subsidiary Guaranty, dated as of November 22, 2013, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLARCOR INC.

By:	/s/ Richard M. Wolfson
Richard M. Wolfson
Vice President-General Counsel and Secretary

Date: November 22, 2013

EXHIBIT INDEX

No.	Exhibit

10.1	Amendment No. 1 to Credit Agreement and Amendment No. 1 to Subsidiary Guaranty, dated as of November 22, 2013, by and among the Company, the lenders party thereto and Bank of America, N. A., as administrative agent, as swing line lender and as a letter of credit issuer.